Exhibit 4.21
Technology (Software Copyright) Transfer Agreement
[Note: Translation from original agreement written in Chinese]
This agreement is entered into in Beijing as of January 1, 2010 between the following parties:

Transferee (Party A):	Beijing eLong Air Services Co., Ltd.

Address:	10 Jiuxianqiao Road, Chaoyang District, Beijing

Transferor (Party B):	eLongNet Information Technologies (Beijing) Co., Ltd.

Address:	Xingke Plaza, 10 Jiuxianqiao Road, Chaoyang District, Beijing
Whereas:
Party B is the copyright owner of the NFD Air Fare Automatic Maintenance Program 1.0 (hereinafter the “NFD Program”), Software Copyright Certificate Number: 0207630, Registration Number: 2010SR019357. Party B wishes to transfer the software copyright to the NFD Program to Party A for the consideration stipulated in this agreement. Party A and Party B through friendly negotiations hereby agree to enter into and abide by the following agreement:
I.	General Description of the NFD Program
1.	Introduction to the NFD Program:
Party A is a company registered and legally existing under the laws of People’s Republic of China (hereinafter “PRC”), and is licensed to engage in online air tickets booking business; The NFD Program developed by Party B has a user-friendly interface, and more importantly, it allows the air ticket agents to locate the applicable airlines and prices more accurately and efficiently. Party B shall transfer the Software to Party A pursuant to the terms and conditions set out in this Agreement.
Airline, flight number and price information change constantly every day. The ability to rapidly update the database to reflect the most recent information is a key to success in the air ticket booking business. The NFD Program developed by Party B has many advantages in this aspect. The program designer carefully analyzed the needs of the users, and sets out four unique function modules that enable the users to make real-time inquiry, display and sales. The application of NFD Program will considerably increase Party A’s market compatibility.
2.	Functional Module.
A.
Preparation Module: the NFD Program adds an “automatic import” function in addition to the traditional “manual update” and “system automatic update” functions. The “automatic import” function, if selected, enables the system to store the data into a separate file. The users may review, verify or further filter the data.

B.
Import Rule Module: the NFD Program includes many fields in the database, such as: ticket issuing city, airlines, children discount, issue rules, refund and transfer, etc. Therefore, the database may be searched based on a wide variety of key words.

C.
Data Update Rule Module: when new data is received, the NFD Program compares it to the information received previously. Each line of the new data is processed according to the results of the comparison.

D.
Inspection Module: This Module includes multiple sub-modules, such as PAT: A ticket issuance inspection, Online order generating interface, Ticket issuance list, etc. Ticket issuance can be more accurate and efficient with these sub-modules. In addition, some sub-modules, such as online notice, domestic Air Fare discount verification, provide important supportive functions to ticket issuance process.

3.	Creativity in the Functionality of the NFD Program
A.	In the Preparation Module, the NFD Program added an “automatic import” function where the users may further filter the search result.
B.
In the Preparation Module, the NFD Program added “automatic import” function when the users search by “domestic airfare”, “document numbers”, or “airline information”, and enables users to filter search results.

C.	Import Rule Module: The NFD Program Optimized the import rules to avoid repetition in data processing.
D.
Data Update Rule Module: The NFD Program added several new fields in the database which enable the air tickets agents to provide unique information for customers, and to meet the needs of a wider variety of customers.

E.
Inspection Module: When one or more variables are modified in an inquiry, the NFD Program ran a PAT command automatically. An order is generated only when the PAT command returns the result showing that the price has not been changed due to the change of the variables.

F.
In PAT: A ticket issuance rule, when the users clicks the “ticket issuance inspection” button, the Program run an inspection using fictitious customer information to find out whether the ticket can be issued successfully.

II.	The software copyright to NFD Air Fare Automatic Maintenance Program 1.0 (registration No.: 2010SR019375) is transferred from Party B to Party A upon the execution of this Agreement.
III.	Delivery:
1.	Time of Delivery: within 3 business days after this Agreement is executed.
2.	Location of Delivery: Beijing (exact location to be designated by Party A)
3.
Form of Delivery: Party B shall deliver the Software Copyright Certificate, all the source code and operation manual to Party A. The source code and operation manual shall be delivered in form of word documents stored on compact disks. In addition, Party B shall provide free training to the employees of Party A.

IV.	Limitations:
1.	Limitation on Scope of usage: None.
2.	Limitation on application methods: None.
3.	Time limitation: None
V.	Confidentiality:
Party A:
1.	Confidential information includes: source code of the NFD Program delivered by Party B.
2.	People with duty of non-disclosure: employees working on the project described in the agreement.
3.	Term of confidentiality: one year.
4.	Liability for breach: liable for the direct losses incurred to Party B
Party B:
1.	Confidential information includes: information received from Party A in the process of performing this agreement.
2.	People with duty of non-disclosure: departments working on the project described in the agreement.
3.	Term of confidentiality: one year.
4.	Liability for breach: liable for the direct losses incurred to Party A.
VI.	Party B shall inform Party A in the event that Party B files a patent application or discloses the key information related to the NFD Program under any other circumstances.
VII.	Party B shall provide Party A with the following technical services regarding the use of the NFD Program:
1.
To assist Party A to set up appropriate production environment, lay out project plans, conduct system tests and solve any technical problems Party A may encounter in the process of using the NFD Program.

2.	To provide 24/7 telephone and email technical support and on-site service when necessary.
VIII.	Fees:
1.	Transfer Fee: RMB3,000,000
2.
The entire amount shall become due 15 business days after the execution of this Agreement. The payment shall be made via wire transfer to the designated bank account of Party B. Party B shall issue an official invoice for the amount paid by Party A.

IX.	Quality Inspection Standards:
1.	The software shall pass all the tests laid out in the inspection plan.
2.	There is no major error for 10 consecutive days after the system is launched in real working environment.
X.	The parties agree that neither party shall limit the competition and technology development of the other party.
XI.	After-Transfer technology development to the NFD Program:
1.	Party A has the right to further develop or to modify the NFD Program and become the copyright owner of the additions or modifications it has made.
2.	If Party B makes additional improvements to the copyrighted software, such improvements or innovations shall belong to Party A, and Party B shall have a license for the use thereof.
XII.	Liability for Breach of the Contract
1.
The breaching party shall be liable to the non-breaching party for the actual damages incurred. In addition, the non-breaching party may terminate the agreement if the breaching party fails to take remedial measures within 10 days after the breach has occurred or to compensate the losses of the non-breaching party within a reasonable period of time.

XIII.	The Agreement may be terminated upon the occurrence of force majeure.
XIV.	Any dispute, conflict or claim arising from the Agreement or relating with the Agreement should be submitted to the district court in the jurisdiction where Party A resides.
XV.	Definitions and Terminologies: None.
XVI.	The Agreement is made in triplicate, two copies held by Party A and one by Party B. Each original copy shall have the same legal effect.
XVII.	The Agreement becomes effective upon the execution of the parties.
In witness whereof the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Effective Date first written above.

Party A: Beijing eLong Air Services Co., Ltd.
Legal Representative/Authorized Representative:	/s/ [Seal of Guangfu Cui]

Official Seal:	/s/ [Seal of Beijing eLong Air Services Co., Ltd.]

Party B: eLongNet Information Technology (Beijing) Co., Ltd.
Legal Representative/Authorized Representative:	/s/ [Seal of Guangfu Cui]

Official Seal:	/s/ [Seal of eLongNet Information Technology (Beijing) Co., Ltd.]